Exhibit 21.1

LIST OF SUBSIDIARIES

Main Street Capital Partners, LLC, a Delaware limited liability company

Main Street Mezzanine Management, LLC, a Delaware limited liability company

Main Street Equity Interests, Inc., a Delaware corporation

Main Street Mezzanine Fund, LP, a Delaware limited partnership

Main Street Capital II GP, LLC, a Delaware limited liability company

Main Street Capital II, LP, a Delaware limited partnership

Main Street Capital III GP, LLC, a Delaware limited liability company

Main Street Capital III, LP, a Delaware limited partnership

Main Street CA Lending, LLC, a Delaware limited liability company

MS Equity Holdings, Inc., a Delaware corporation

MS International Holdings, Inc., a Delaware corporation